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                            SYNTROLEUM CORPORATION
                              1350 SOUTH BOULDER
                                   SUITE 1350
                             TULSA, OKLAHOMA 74119


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYNTROLEUM CORPORATION. The undersigned hereby appoints Kenneth L. Agee, Mark A. Agee and Eric Grimshaw, and each of them, attorneys and agents with full power of substitution, to vote as proxy all the shares of Common Stock, held of record by the undersigned on _________________, 1998 at the Special Meeting of Stockholders of Syntroleum Corporation to be held on ____________, 1998 and at any adjournment or postponement thereof, in the manner indicated herein and in their discretion on such other matters as may properly come before said meeting or any adjournment thereof.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage paid envelope provided. Specific choices may also be made herein.

                                          Dated ___________________, 1998


                                          ___________________________________
                                          Signature


                                          ___________________________________
                                          Signature if held jointly


                                          When signing as Executor,
                                          Administrator, Trustee or the like,
                                          please give full title.


This Proxy will be voted as directed, or if no direction is indicated, will be voted FOR adoption and approval of the Merger Agreement. The Board of Directors recommends a vote FOR adoption and approval of the Merger Agreement.

(1) Adoption and approval of the Merger Agreement
                                          FOR / /    AGAINST / /    ABSTAIN / /